Center Bancorp, Inc. Reports Fourth Quarter 2010 Earnings

UNION, N.J., January 27, 2011 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the fourth quarter ended December 31, 2010. Net income available to common stockholders amounted to $2.4 million, or $0.15 per fully diluted common share, for the quarter ended December 31, 2010, as compared with net income available to common stockholders of $94,000, or $0.01 per fully diluted common share, for the quarter ended December 31, 2009.

Highlights for the quarter include:

•
Net interest income increased to $8.4 million, compared to $8.0 million for the fourth quarter 2009. Net interest margin on a fully taxable equivalent basis increased 13 basis points to 3.18%, compared to 3.05% for the fourth quarter of 2009, primarily the result of lower interest rates on the deposits mix and lower rates and volume on borrowings.

•
Deposits increased to $860.3 million at December 31, 2010, or 2.8%, from $836.9 million at September 30, 2010 and increased $46.6 million from the balance reported at December 31, 2009. The growth in the current quarter was primarily in noninterest-bearing checking deposits, savings and money market deposit accounts.

•
At December 31, 2010, total loans amounted to $708.4 million, an increase of $6.5 million, compared to total loans at September 30, 2010. The increase occurred primarily in the real estate loan portfolio.

•
Overall credit quality in the loan portfolio remained strong during the quarter. Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more and other real estate owned (“OREO”), amounted to 0.98% of total assets at December 31, 2010, compared to 1.12% at September 30, 2010 and 0.94% at December 31, 2009. In October 2010, the Corporation disposed of $1.8 million in OREO property and recorded a loss of approximately $185,000. Excluding this item from total non-performing assets reported at September 30, 2010, non-performing assets as a percent of total assets would have been 0.97% at September 30, 2010.   At December 31, 2010, the allowance for loan losses amounted to approximately $8.9 million, or 1.25% of total loans. The allowance for loan losses as a percentage of total non-performing loans was 74.6% at December 31, 2010 compared to 74.7% at September 30, 2010 and 77.2% at December 31, 2009.

•
The Corporation added $11.4 million to its capital base as a result of its successful common stock offerings in September 2010. The Tier 1 leverage capital ratio of 9.90% at December 31, 2010, compared to 9.60% at September 30, 2010, and 7.73% at December 31, 2009, exceeding regulatory guidelines.

•
Book value per common share was $6.83 at December 31, 2010, compared to $6.90 at September 30, 2010 and $6.32 at December 31, 2009. Tangible book value per common share was $5.79 at December 31, 2010, compared to $5.86 at September 30, 2010 and $5.15 at December 31, 2009.

“We are pleased with the performance achieved for the quarter and are on track with our goal of having earning- asset growth to fuel continued margin expansion through top line revenue growth. The Corporation expects to build its outstanding loan volume in 2011. Our pipelines are strong, and we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increasing our loan volume and improving our earning asset mix," said Anthony C. Weagley, President & CEO.

"Center gained sustained momentum in the quarter and continued to show marked progress in resolving credit issues, positioning the margin for top line revenue growth.  The progress that we have made throughout the year reflected good results across most of our businesses, which benefited from strong client relationships and continued investments for growth." remarked Mr. Weagley.

Regarding the Corporation’s balance sheet, Mr. Weagley said: “Center continued to strengthen its balance sheet, ending the year with a strong Tier 1 risk-based capital ratio of 14.09%. Our efforts to continue to improve credit quality coupled with our aggressive actions on resolving existing problem credits have produced significant results. Our allowance for loan loss level, our ability to reduce credit exposures and our low credit losses provide us the opportunity to continue to manage risk exposures as we grow the loan portfolio.”

“The increase in the fourth quarter’s loan loss provision was primarily related to one large troubled debt restructuring of a commercial real estate loan, which is performing, coupled with certain charge-offs in the residential mortgage portfolio. At December 31, 2010, our non-performing loans were 1.68% of total loans, up from 1.57% a year ago. Net charge-offs for the fourth quarter were an annualized 1.13% of average loans and were 0.69% of average loans for the twelve months ended December 31, 2010, well below industry peer levels,” added Mr. Weagley.

Mr. Weagley commented: “Our emphasis will continue to be on lending; reflecting our continued focus on the commercial mortgage, construction and commercial loan sectors of the portfolio and continued momentum in our residential portfolio." At December 31, 2010, the Corporation had $165.7 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities.  The Corporation’s “Approved, Accepted but Unfunded” pipelines include $55 million in commercial and commercial real estate loans expected to fund over the next 90 days.

Earnings for the current quarter included the effects of actions taken to further improve the strength of the Corporation’s balance sheet.   In addition, the provision for loan losses for the quarter was higher than anticipated by $1.4 million, which maintained the allowance for loan losses at 1.25% of total loans.  The earnings effect of these actions during the quarter was offset in part by a previously-announced recognized income tax benefit of $1.4 million. Although earnings for the current quarter included these specific charges and benefits, the results for the quarter and the year to date period nonetheless continue to reflect the core growth in key performance areas of the Corporation:  asset growth, margin expansion and a reduction in operating overhead.

For the twelve months ended December 31, 2010, net income available to common stockholders amounted to $6.4 million, or $0.43 per fully diluted common share, compared to $3.2 million, or $0.24 per fully diluted common share, for the same period in 2009.  The results for the twelve months ended December 31, 2010 included various specific charges and benefits which, in the aggregate, adversely impacted net income available to common shareholders by $4.0 million, or $0.38 per fully diluted common share. Such charges and benefits primarily included:  $5.6 million in other-than-temporary impairment charges on investment securities; a $594,000 early termination charge incurred to unwind a structured repurchase agreement; a charge of $437,000 in connection with the lease/sale of the Corporation’s former operations facility; $633,000 in increased income tax expense due to the surrender of bank-owned life insurance policies; and $2.4 million in recognized income tax benefits.

Looking ahead into 2011, Mr. Weagley concluded: "While the economy still faces challenges, there have been clear and broad-based improvements in underlying trends. We believe these improvements,  together with some positive signs in the economy, are indicative of a recovery. However, we are confident that if the economy should falter or trends not sustain themselves that Center is clearly positioned to continue to grow and build shareholder value.”

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Return on average assets	0.86%	0.72%	0.69%	0.10%	0.07%
Return on average equity	8.34%	7.74%	7.60%	1.07%	0.91%
Net interest margin (tax equivalent basis)	3.18%	3.30%	3.37%	3.35%	3.05%
Loans / deposits ratio	82.35%	83.87%	90.04%	90.08%	88.44%
Stockholders’ equity / total assets	10.02%	10.00%	8.98%	8.81%	8.51%
Efficiency ratio (1)	63.9%	57.3%	65.9%	67.5%	57.6%
Book value per common share	$6.83	$6.90	$6.71	$6.52	$6.32
Return on average tangible stockholders’ equity (1)	9.68%	9.14%	9.06%	1.28%	1.09%
Tangible common stockholders’ equity / tangible assets (1)	7.92%	7.93%	6.87%	6.66%	6.37%
Tangible book value per common share (1)	$5.79	$5.86	$5.54	$5.35	$5.15

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Earnings Summary for the Period Ended December 31, 2010

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Net interest income	$8,381	$8,382	$8,657	$8,509	$8,018
Provision for loan losses	2,048	1,307	781	940	2,740
Net interest income after provision for loan losses	6,333	7,075	7,876	7,569	5,278
Other income (charges)	1,304	2,135	1,482	(2,449)	(340)
Other expense	5,997	5,442	6,268	6,392	5,238
Income (loss) before income tax expense	1,640	3,768	3,090	(1,272)	(300)
Income tax expense (benefit)	(930)	1,629	1,076	(1,553)	(536)
Net income	$2,570	$2,139	$2,014	$281	$236
Net income available to common stockholders	$2,425	$1,993	$1,868	$136	$94
Earnings per common share:
Basic	$0.15	$0.14	$0.13	$0.01	$0.01
Diluted	$0.15	$0.14	$0.13	$0.01	$0.01
Weighted average common shares outstanding:
Basic	16,289,832	14,649,397	14,574,832	14,574,832	14,531,387
Diluted	16,290,071	14,649,397	14,576,223	14,579,871	14,534,255

Net Interest Income

For the three months ended December 31, 2010, total interest income on a fully taxable equivalent basis decreased $1.5 million or 11.8%, to $11.5 million, compared to the three months ended December 31, 2009. Total interest expense decreased by $1.8 million, or 36.6%, to $3.1 million, for the three months ended December 31, 2010, compared to the same period last year.  Net interest income on a fully taxable equivalent basis was $8.4 million for the three months ended December 31, 2010, increasing $264,000, or 3.2%, from $8.1 million for the comparable period in 2009.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates and a lower volume of time deposits.  The combined positive effect was a decrease in the average cost of funds, which declined 53 basis points to 1.37% from 1.90% for the quarter ended December 31, 2009 and on a linked sequential quarter decreased 21 basis points compared to the third quarter of 2010.

For the quarter ended December 31, 2010, the Corporation’s net interest spread remained constant at 3.00% as compared with the same three month period in 2009, while the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) widened by 13 basis points from 3.05% to 3.18%, in all cases on an annualized basis.

For the twelve months ended December 31, 2010, net interest income on a fully taxable equivalent basis amounted to $34.0 million, compared to $29.0 million for the same period in 2009. Interest income decreased by $2.8 million while interest expense decreased by $7.9 million from 2009 to 2010. Compared to 2009, for the twelve months ended December 31, 2010, average interest earning assets increased $12.3 million while net interest spread and margin increased on an annualized basis by 34 basis points and 45 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

Other Income

The following presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Service charges on deposit accounts	$427	$413	$337	$325	$371
Fees from mortgage banking activity	-	-	-	-	1
Loan related fees	132	104	40	45	25
Annuities and Insurance commissions	4	3	23	93	24
Debit card and ATM fees	124	122	122	105	111
Bank-owned life insurance	269	429	264	264	408
Net investment securities gains (losses)	315	1,033	657	(3,344)	(1,308)
Other service charges and fees	33	31	39	63	28
Total other income (charges)	$1,304	$2,135	$1,482	$(2,449)	$(340)

Other income increased $1.6 million for the fourth quarter of 2010 compared with the same period in 2009.  During the fourth quarter of 2010, the Corporation recorded net investment securities gains of $315,000 compared to $1.3 million in net investment securities losses for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.0 million for the three months ended December 31, 2010 compared to other income, excluding net securities gains, of $1.1 million on a sequential linked quarter basis and other income, excluding net securities losses, of $968,000 for the three months ended December 31, 2009.  The decrease in other income in the fourth quarter 2010 when compared to the third quarter 2010 (excluding securities gains and losses) was primarily in bank-owned life insurance income.

For the twelve months ended December 31, 2010, total other income decreased $1.4 million compared to the same period in 2009, primarily as a result of net securities losses including impairment charges taken on investment securities. Excluding net securities losses, the Corporation recorded other income of $3.8 million for the twelve months ended December 31, 2010 compared to $3.4 million in 2009, an increase of $396,000 or 11.6%. Increases in other income for the twelve months ended December 31, 2010 when compared to the twelve months ended December 31, 2009 (excluding securities gains and losses) were primarily in service charges on deposits accounts, loan fees and bank-owned life insurance income.

Other Expense

The following presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Salaries	$2,132	$2,178	$2,103	$2,043	$1,934
Employee benefits	527	543	624	614	552
Occupancy and equipment	804	754	734	889	917
Professional and consulting	272	153	422	274	173
Stationery and printing	74	68	90	84	86
FDIC Insurance	540	510	458	618	430
Marketing and advertising	34	36	105	93	20
Computer expense	366	320	340	340	302
Bank regulatory related expenses	97	97	97	98	68
Postage and delivery	69	65	74	91	76
ATM related expenses	55	59	66	64	63
Other real estate owned expense	221	20	43	-	-
Amortization of core deposit intangible	16	16	19	19	19
Loss (gain) on fixed assets	-	-	437	(10)	-
Repurchase agreement termination fee	-	-	-	594	-
All other expenses	790	623	656	581	598
Total other expense	$5,997	$5,442	$6,268	$6,392	$5,238

Other expense for the fourth quarter of 2010 totaled $6.0 million, which was approximately $555,000 higher than other expense for the three months ended September 30, 2010.  Professional and consulting fees, computer expenses, and OREO expense for the three months ended December 31, 2010 increased $119,000, $46,000 and $201,000, respectively compared to the three months ended September 30, 2010, offset in part by decreases in employee salaries of $46,000 and in marketing and advertising expense of $2,000. The increase in other expense for the three months ended December 31, 2010 when compared to the quarter ended September 30, 2010 was approximately $167,000 and was primarily associated with an FDIC insurance expense increase of $30,000 and the Reserve for Commitments and Contingency Funding of $98,000 as management determined that an increase in the accrual was prudent

For the twelve months ended December 31, 2010, total other expense increased $1.0 million, or 4.5%, compared to 2009.  A decrease in other real estate owned expense of $1.2 million served to largely offset increases in other expense categories which primarily included $1 million in one-time charges incurred with the lease/sale of the Corporation’s former operations facility and the early termination of a structure repurchase agreement.

Asset Quality

The following presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Non-accrual loans	$11,174	$8,339	$7,312	$9,770	$11,245
Loans 90 days or more past due and still accruing	714	3,402	336	1,584	39
Total non-performing loans	11,888	11,741	7,648	11,354	11,284
Other real estate owned	0	1,927	1,780	-	-
Total non-performing assets	$11,888	$13,668	$9,428	$11,354	$11,284
Troubled debt restructured loans	$7,035	$10,417	$9,388	$4,465	$966

Non-performing assets / total assets	0.98%	1.12%	0.79%	0.96%	0.94%
Non-performing loans / total loans	1.68%	1.67%	1.06%	1.59%	1.57%
Net charge-offs	$1,950	$1,133	$325	$1,512	$1,171
Net charge-offs / average loans (1)	1.13%	0.63%	0.18%	0.85%	0.66%
Allowance for loan losses / total loans	1.25%	1.25%	1.19%	1.14%	1.21%
Allowance for loan losses / non-performing loans	74.6%	74.7%	112.4%	71.7%	77.2%

Total assets	$1,207,385	$1,221,278	$1,195,819	$1,187,655	$1,195,488
Total loans	708,444	701,936	722,527	713,906	719,606
Average loans	692,166	715,849	718,078	711,860	709,612
Allowance for loan losses	8,867	8,770	8,595	8,139	8,711

(1)	Annualized.

At December 31, 2010, non-performing assets totaled $11.9 million, or 0.98% of total assets, as compared with $11.3 million, or 0.94%, at December 31, 2009 and $13.7 million, or 1.12%, at September 30, 2010.

The allowance for loan losses at December 31, 2010 amounted to approximately $8.9 million, or 1.25% of total loans compared to 1.21% of total loans at December 31, 2009. The allowance for loan losses as a percentage of total non-performing loans was 74.6% at December 31, 2010 compared to 77.2% at December 31, 2009.

Non-accrual loans increased from $8.3 million at September 30, 2010 to $11.2 million at December 31, 2010. Loans past due 90 days or more and still accruing decreased from $3.4 million at September 30, 2010 to $714,000 at December 31, 2010. The decrease in this category was primarily attributable to 2 credits totaling $2 million, subsequently written down to $1.7 million, being placed into non-accrual status and credits in the amount of $665,000 being brought current or paid off. Other real estate owned (OREO) at December 31, 2010 was $0 as one property in OREO was sold in October 2010 at a loss of approximately $185,000 and the other property was sold in November for a loss of $22,000. Troubled debt restructured loans, which are performing loans, decreased $3.4 million from September 30, 2010 to $7.0 million at December 31, 2010, primarily due to a $3.6 million loan being placed into non-accrual status. Interest income reversed on loans placed into non-accrual during the quarter ended December 31, 2010 amounted to $111,000.

A discussion of the significant components of non-performing assets at December 31, 2010 is outlined below.

•	A $2.3 million nonaccrual loan secured by a commercial property located in Essex County, New Jersey. This non-accrual loan represents an expired participation with Highlands State Bank.

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A $2.0 million nonaccrual loan secured by a commercial property located in Monmouth County, New Jersey. At present, the borrower has changed listing brokers to one that specializes in this type of property. Aggressive marketing is anticipated, and the Corporation expects to be repaid in full from the ultimate sale of the property.

•
A $1.4 million loan formerly 90 days past due and still accruing secured by a commercial property in Atlantic County, New Jersey went on non-accruing status. The borrower is renegotiating the lease with its tenants and has been making partial payments regularly and both the customer and the Corporation have agreed to restructure the loan to provide payment relief.

•	Troubled debt restructured loans at December 31, 2010 totaled $7.0 million, decreasing $3.4 million from September 30, 2010. These loans are all performing according to their restructured terms.

Capital

The Corporation completed a capital offering on September 27, 2010. Center sold an aggregate of 1,715,000 shares of its common stock under its previously filed shelf registration statement. Center sold, through Stifel Nicolaus Weisel as underwriter, 1,430,000 shares of common stock at a price of $7.00 per share, with underwriting discounts and commissions of $0.39 per share, for gross proceeds from this offering of $10,010,000. Center also sold 285,000 shares of common stock directly to certain of its directors at a price of $7.50 per share, for gross proceeds from this offering of $2,137,500.

At December 31, 2010, total stockholders' equity amounted to $121.0 million, or 10.0% of total assets. Tangible common stockholders' equity was $94.3 million, or 7.96% of tangible assets. Book value per common share was $6.83 at December 31, 2010, compared to $6.32 at December 31, 2009. Tangible book value per common share was $5.79 at December 31, 2010 compared to $5.15 at December 31, 2009.

At December 31, 2010, the Corporation’s Tier 1 leverage capital ratio was 9.90%, the Tier 1 risk-based capital ratio was 14.09% and the total risk-based capital ratio was 15.15%. Tier 1 capital increased to approximately $116.6 million at December 31, 2010 from $99.3 million at December 31, 2009, reflecting the proceeds from the Corporation’s common stock offerings in September 2010 and increases in retained earnings.

Statement of Condition Highlights at December 31, 2010

•	Total assets amounted to $1.2 billion at December 31, 2010.

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Total loans were $708.4 million at December 31, 2010, decreasing $11.2 million, or 1.6%, from December 31, 2009.  Total real estate loans declined $40.0 million from the comparable period in 2009 as a result of a decrease in the residential real estate portfolio. Commercial loans increased $29.4 million, or 17.1%, year over year.

•	Investment securities totaled $378.1 million at December 31, 2010, increasing $15.4 million compared to September 30, 2010, and reflecting an increase from December 31, 2009 of $80.0 million.

•
Deposits totaled $860.3 million at December 31, 2010, increasing $46.6 million, or 5.7%, since December 31, 2009.  Total Demand, Savings, Money Market, and Cd’s <$100,000 deposits increased $71.8 million or 10.7% from December 31, 2009. These increases were offset by decreases in time certificates of deposit of $100,000 or more, which were CDARS Reciprocal deposits, of $25.2 million or 17.4%.

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Total deposit funding sources, including overnight repurchase agreements (which agreements are considered part of the demand deposit base), amounted to $889.2 million at December 31, 2010, an increase of $29.4 million from December 31, 2009, as increases of $46.6 million in the deposit portfolio were reduced by decreases of $17.2 million or 37.3%, reflecting outflows of Certificate of Deposit Account Registry Service (CDARS) time deposits. The Corporation’s core deposit gathering efforts remain strong.

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Borrowings totaled $212.4 million at December 31, 2010, decreasing $56.4 million from December 31, 2009, primarily due to repayment of a Federal Home Loan Bank advance and a structured repurchase agreement, coupled with a reduction in overnight repurchase agreement activity.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Real estate loans:
Residential	$154,909	$165,535	$176,697	$184,598	$190,138
Commercial	301,284	295,003	299,694	297,167	304,662
Construction	49,752	52,518	58,118	50,574	51,099
Total real estate loans	505,945	513,056	531,516	532,339	545,899
Commercial loans	201,663	188,052	187,104	180,597	172,226
Consumer and other loans	577	445	467	505	954
Total loans before deferred fees and costs	708,185	701,553	722,080	713,441	719,079
Deferred costs, net	259	383	447	465	527
Total loans	$708,444	$701,936	$722,527	$713,906	$719,606

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Demand:
Non interest-bearing	$144,210	$147,213	$138,152	$137,422	$130,518
Interest-bearing	186,509	176,728	176,284	156,865	156,738
Savings	196,291	202,242	189,920	188,712	192,996
Money market	159,200	139,440	125,055	126,647	116,450
Time	174,122	171,279	173,048	182,864	217,003
Total deposits	$860,332	$836,902	$802,459	$792,510	$813,705

Condensed Statements of Condition

The following tables present condensed statements of condition at or for the periods indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Cash and due from banks	$37,497	$75,478	$97,651	$66,863	$89,168
Investment securities	378,080	362,683	294,277	322,309	298,124
Loans	708,444	701,936	722,527	713,906	719,606
Allowance for loan losses	(8,867)	(8,770)	(8,595)	(8,139)	(8,711)
Restricted investment in bank stocks, at cost	9,596	10,255	10,707	10,551	10,672
Premises and equipment, net	12,937	13,178	13,349	17,635	17,860
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	154	170	186	205	224
Bank-owned life insurance	27,905	27,636	26,832	26,568	26,304
Other real estate owned	0	1,927	1,780	-	-
Other assets	24,835	19,981	20,301	20,953	25,437
Total assets	$1,207,385	$1,221,278	$1,195,819	$1,187,655	$1,195,488
Deposits	$860,332	$836,902	$802,459	$792,510	$813,705
Borrowings	218,010	232,568	248,883	258,477	274,408
Other liabilities	8,086	29,651	37,058	32,065	5,626
Stockholders' equity	120,957	122,157	107,419	104,603	101,749
Total liabilities and stockholders’ equity	$1,207,385	$1,221,278	$1,195,819	$1,187,655	$1,195,488

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Investment securities	$362,312	$301,316	$313,905	$310,525	$357,471
Loans	692,166	715,849	718,078	711,860	709,612
Allowance for loan losses	(8,843)	(8,738)	(8,362)	(8,378)	(7,401)
All other assets	149,377	180,974	150,842	164,708	233,341
Total assets	$1,195,012	$1,189,401	$1,174,463	$1,178,715	$1,293,023
Non interest-bearing deposits	$151,038	$142,829	$139,759	$135,358	$134,325
Interest-bearing deposits	697,619	685,830	659,608	661,630	764,469
Borrowings	216,483	238,266	256,854	268,775	279,344
Other liabilities	6,654	11,932	12,295	8,316	11,018
Stockholders’ equity	123,218	110,544	105,947	104,636	103,867
Total liabilities and stockholders’ equity	$1,195,012	$1,189,401	$1,174,463	$1,178,715	$1,293,023

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing our return on equity excluding the effect of changes in intangible assets on equity.

The following presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Net income	$2,570	$2,139	$2,014	$281	$236
Average stockholders’ equity	$123,218	$110,544	$105,947	$104,636	$103,867
Less: Average goodwill and other intangible assets	16,968	16,984	17,001	17,020	17,039
Average tangible stockholders’ equity	$106,250	$93,560	$88,946	$87,616	$86,828

Return on average stockholders’ equity	8.34%	7.74%	7.60%	1.07%	0.91%
Add: Average goodwill and other intangible assets	1.34%	1.40%	1.46%	0.21%	0.18%
Return on average tangible stockholders’ equity	9.68%	9.14%	9.06%	1.28%	1.09%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following presents a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Common shares outstanding	16,289,832	16,289,832	14,574,832	14,574,832	14,572,029
Stockholders’ equity	$120,957	$122,157	$107,419	$104,603	$101,749
Less: Preferred stock	9,700	9,680	9,660	9,639	9,619
Less: Goodwill and other intangible assets	16,958	16,974	16,990	17,009	17,028
Tangible common stockholders’ equity	$94,299	$95,503	$80,769	$77,955	$75,102

Book value per common share	$6.83	$6.90	$6.71	$6.52	$6.32
Less: Goodwill and other intangible assets	1.04	1.04	1.17	1.17	1.17
Tangible book value per common share	$5.79	$5.86	$5.54	$5.35	$5.15

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following presents a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Total assets	$1,207,385	$1,221,278	$1,195,819	$1,187,655	$1,195,488
Less: Goodwill and other intangible assets	16,958	16,974	16,990	17,009	17,028
Tangible assets	$1,190,427	$1,204,304	$1,178,829	$1,170,646	$1,178,460

Total stockholders' equity / total assets	10.02%	10.00%	8.98%	8.81%	8.51%
Tangible common stockholders' equity / tangible assets	7.92%	7.93%	6.85%	6.66%	6.37%

Other income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate other income without regard for securities gains (losses).

(in thousands)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Other income (charges)	$1,304	$2,135	$1,482	$(2,449)	$(340)
Less: Net investment securities gains (losses)	315	1,033	657	(3,344)	(1,308)
Other income, excluding net investment securities gains	$989	$1,102	$825	$895	$968

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Other expense	$5,997	$5,442	$6,268	$6,392	$5,238

Net interest income (tax equivalent basis)	$8,394	$8,393	$8,686	$8,569	$8,129
Other income, excluding net investment securities gains	989	1,102	825	895	968
Total	$9,383	$9,495	$9,511	$9,464	$9,097

Efficiency ratio	63.9%	57.3%	65.9%	67.5%	57.6%

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $889.2 million and stockholders’ equity of $121.0 million. For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding loan volume and growth in fiscal 2011, potential activity in the commercial loan sector, the future growth of real estate loans, general economic trends, future loan transactions and plans for the treatment of loans) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the protracted global financial crisis and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share data)	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and due from banks	$37,497	$89,168
Investment securities	378,080	298,124
Loans	708,444	719,606
Less: Allowance for loan losses	8,867	8,711
Net loans	699,577	710,895
Restricted investment in bank stocks, at cost	9,596	10,672
Premises and equipment, net	12,937	17,860
Accrued interest receivable	4,134	4,033
Bank-owned life insurance	27,905	26,304
Goodwill	16,804	16,804
Prepaid FDIC assessments	3,637	5,374
Other real estate owned	-	—
Other assets	17,218	16,254
Total assets	$1,207,385	$1,195,488
LIABILITIES
Deposits:
Non-interest bearing	$144,210	$130,518
Interest-bearing:
Time deposits $100 and over	119,651	144,802
Interest-bearing transaction, savings and time deposits $100 and less	596,471	538,385
Total deposits	860,332	813,705
Short-term borrowings	41,855	46,109
Long-term borrowings	171,000	223,144
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	8,086	5,626

Total liabilities	1,086,428	1,093,739
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 10,000 shares at December 31, 2010 and December 31, 2009	9,700	9,619
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at December 31, 2010 and 16,762,412 shares at December 31, 2009; outstanding 16,289,832 shares at December 31, 2010 and 14,572,029 shares at December 31, 2009	110,056	97,908
Additional paid in capital	4,941	5,650
Retained earnings	21,633	17,068
Treasury stock, at cost (2,187,580 common shares at December 31, 2010 and 2,190,383 common shares at December 31, 2009)	(17,698)	(17,720)
Accumulated other comprehensive loss	(7,675)	(10,776)
Total stockholders’ equity	120,957	101,749
Total liabilities and stockholders’ equity	$1,207,385	$1,195,488

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except for share data)	2010	2009	2010	2009

Interest income
Interest and fees on loans	$9,035	$9,183	$37,200	$36,751
Interest and dividends on investment securities:
Taxable	2,251	3,394	10,588	12,727
Tax-exempt	26	216	220	989
Dividends	13	15	138	112
Dividends on restricted investment in bank stocks	194	163	568	531
Total interest income	11,519	12,971	48,714	51,110
Interest expense
Interest on certificates of deposit $100 or more	265	707	1,301	3,551
Interest on other deposits	993	1,566	4,705	8,757
Interest on borrowings	1,880	2,680	8,779	10,337
Total interest expense	3,138	4,953	14,785	22,645
Net interest income	8,381	8,018	33,929	28,465
Provision for loan losses	2,048	2,740	5,076	4,597
Net interest income after provision for loan losses	6,333	5,278	28,853	23,868
Other income
Service charges, commissions and fees	551	482	1,975	1,835
Annuities and insurance commissions	4	24	123	126
Bank-owned life insurance	269	408	1,226	1,156
Other	165	54	487	298
Other-than-temporary impairment losses on investment securities	(228)	(7,048)	(8,953)	(9,066)
Portion of losses recognized in other comprehensive income, before taxes	-	4,350	3,377	4,828
Net other-than-temporary impairment losses on investment securities	(228)	(2,698)	(5,576)	(4,238)
Net gains on sale of investment securities	543	1,390	4,237	4,729
Net investment securities gains (losses)	315	(1,308)	(1,339)	491
Total other income (loss)	1,304	(340)	2,472	3,906
Other expense
Salaries and employee benefits	2,659	2,486	10,765	9,915
Occupancy and equipment	804	917	3,181	3,799
FDIC insurance	540	430	2,126	2,055
Professional and consulting	272	173	1,121	811
Stationery and printing	74	86	316	339
Marketing and advertising	34	20	268	366
Computer expense	366	302	1,366	964
Other real estate owned	221	—	284	1,438
Loss on fixed assets, net	-	—	427	—
Repurchase agreement termination fee	-	—	594	—
Other	1,027	824	3,651	3,370
Total other expense	5,997	5,238	24,099	23,057
Income (loss) before income tax expense	1,640	(300)	7,226	4,717
Income tax expense (benefit)	(930)	(536)	222	946
Net Income	2,570	236	7,004	3,771
Preferred stock dividends and accretion	145	142	582	567
Net income available to common stockholders	$2,425	$94	$6,422	$3,204
Earnings per common share
Basic	$0.15	$0.01	$0.43	$0.24
Diluted	$0.15	$0.01	$0.43	$0.24
Weighted Average Common Shares Outstanding
Basic	16,289,832	14,531,387	15,025,870	13,382,614
Diluted	16,290,071	14,534,255	15,027,159	13,385,416

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	12/31/2010	9/30/2010	12/31/2009
Statements of Income Data
Interest income	$11,519	$12,035	$12,971
Interest expense	3,138	3,653	4,953
Net interest income	8,381	8,382	8,018
Provision for loan losses	2,048	1,307	2,740
Net interest income after provision for loan losses	6,333	7,075	5,278
Other income	1,304	2,135	(340)
Other expense	5,997	5,442	5,238
Income before income tax expense	1,640	3,768	(300)
Income tax expense (benefit)	(930)	1,629	(536)
Net income	$2,570	$2,139	$236
Net income available to common stockholders	$2,425	$1,993	$94
Earnings per Common Share
Basic	$0.15	$0.14	$0.01
Diluted	$0.15	$0.14	$0.01
Statements of Condition Data (Period-End)
Investment securities	$378,080	$362,683	$298,124
Loans	708,444	701,936	719,606
Assets	1,207,385	1,221,278	1,195,488
Deposits	860,332	836,902	813,705
Borrowings	218,010	232,568	274,408
Stockholders' equity	120,957	122,157	101,749
Common Shares Dividend Data
Cash dividends	$489	$437	$437
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	20.16%	21.93%	464.89%
Weighted Average Common Shares Outstanding
Basic	16,289,832	14,649,397	14,531,387
Diluted	16,290,071	14,649,397	14,534,255
Operating Ratios
Return on average assets	0.86%	0.72%	0.07%
Return on average equity	8.34%	7.74%	0.91%
Return on average tangible equity	9.68%	9.14%	1.09%
Average equity / average assets	10.31%	9.29%	8.03%
Book value per common share (period-end)	$6.83	$6.90	$6.32
Tangible book value per common share (period-end)	$5.79	$5.86	$5.15
Non-Financial Information (Period-End)
Common stockholders of record	592	592	605
Full-time equivalent staff	159	165	160